CAVALRY BANCORP STOCKHOLDERS ELECT DIRECTORS

MURFREESBORO, TENNESSEE --- Stockholders of Cavalry Bancorp, Inc. recently met and re-elected two directors to their board, according to Chairman and CEO Ed C. Loughry, Jr., "Tim J. Durham and Ronald F. Knight will serve another three-year term on the Board of Directors."
Durham, who was first elected to the Board in 1986, is the owner of Durham Realty & Auction, Inc., in Murfreesboro. He is also a partner in D & H Development Company, a commercial and residential developer. Durham also serves on the Rutherford County Chamber of Commerce Board of Directors, the Middle Tennessee Medical Center Foundation Board, and the Murfreesboro Water & Sewer Department Board. He has served on the Murfreesboro Planning Commission and the city's Board of Zoning Appeals. He is a past president and director of the Rutherford County Board of Realtors.
Knight is president and chief operating officer of Cavalry Banking. He joined the bank in 1972 and was first selected to the board in 1990. He currently serves on the Tennessee Housing Development Agency Board, the Tennessee State Collateral Pool Board, the Board of Directors of Main Street: Murfreesboro/Rutherford County, is a division chair of United Way, and a committee member for the Tennessee Bankers' Association and Destination Rutherford. Knight was selected as the 2002 "Business Person of the Year" by the Rutherford County Chamber of Commerce and was voted "Most Community Minded Business Leader." He has previously served on the Rutherford County Economic Development Council, the Board of Directors of the Rutherford County Chamber of Commerce (for which he served as chairman), the Board of Directors of the Tennessee Savings and Loan League (also served as chairman), and Board of Directors of the Tennessee Bankers' Association. An active supporter of the American Heart Association and the American Cancer society, Knight is a co-founder of the local charity "Christmas for the Children."
Others already serving three-year staggered terms on the board are: Terry G. Haynes, chief executive officer, general manager and chief operating officer of Haynes Bros. Lumber Company, Murfreesboro; William H. Huddleston, IV, president of Huddleston-Steele Engineering, Inc. in Murfreesboro; Gary Brown, who serves the Cavalry Board as vice chairman, is owner and president of Roscoe Brown, Inc. of Murfreesboro; Ed C. Loughry, Jr., chairman of the board and chief executive officer of Cavalry Banking; William Kent Coleman, an associate in the law office of Rucker, Gilley & Coleman and a Tennessee State Representative from Murfreesboro; and James C. Cope, partner in the law firm of Murfree, Cope, Hudson & Scarlett, Murfreesboro.
Cavalry Bancorp, Inc., a Tennessee corporation, is the holding company for Cavalry Banking, a state chartered, Federal Reserve member, commercial bank. The primary regulator for the Bancorp and the Bank is the Board of Governors of the Federal Reserve System. The Bank is also under the supervision of the Tennessee Department of Financial Institutions. The Bank is the oldest and largest independent community bank in Rutherford County Tennessee. Through its subsidiary Miller & Loughry Insurance and Services, Inc., the Bank provides a full range of insurance products and services as well as assistance with human resources. The Bank also offers investment services through its brokerage division, Cavalry Investments. The Bank also provides a full range of trust services through its Investment and Trust division. The mortgage banking division, Cavalry Mortgage, provides mortgage loan assistance primarily in the Nashville and Middle Tennessee market area. Cavalry Bancorp, Inc. and its subsidiaries provide a full range of financial products and services to individuals and businesses primarily within Rutherford, Davidson and Bedford counties in Middle Tennessee.

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